                                                                     Exhibit 4.6
                                                                     -----------

                              RF MONOLITHICS, INC.

                          UNIT SUBSCRIPTION AGREEMENT
                                FOR COMMON STOCK
                                  AND WARRANTS


          UNIT SUBSCRIPTION AGREEMENT (the "Agreement") dated as of December 11,
                                            ---------
2000 among RF MONOLITHICS, INC., a Delaware corporation ("Company"), and the
                                                          -------
persons who execute this agreement as investors (the "Investors").
                                                      ---------

          WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase 533,332 shares of the Common Stock of the Company, $.001 par value (the "Common Stock"), and a 533,332 three-year warrants, each
                      ------------
exercisable to purchase one share of Common Stock, in substantially the form attached hereto as Exhibit 1 (the "Warrants");
                   ---------       --------


          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

          1.   Purchase and Sale of Stock.
               --------------------------

               1.1.  Sale and Issuance of Purchased Securities. The Company
                     -----------------------------------------
shall sell to the Investors and the Investors shall purchase from the Company, 533,332 units (the "Units"), each consisting of one share of Common Stock and
                    -----
one Warrant, at a price of $3.75 per Unit, or a total of 533,332 shares of Common Stock (the "Purchased Shares") and 533,332 Warrants (the "Purchased
                   ----------------                              ---------
Warrants"), for an aggregate purchase price of $1,999,995. The Purchased Shares
--------
and Purchased Warrants are referred to herein collectively as the "Purchased Securities". The number of Purchased Shares and Purchased Warrants to be purchased by each Investor from the Company is set forth opposite the name of such Investor on the signature page hereof, subject to acceptance, in whole or in part, by the Company.

               1.2.  Closing.  The purchase and sale of the Purchased Securities
                     -------
hereunder shall take place at a closing (the "Closing").  The date on which the
                                              -------
Closing occurs is hereinafter referred to as the "Closing Date").  The Closing
                                                  ------------
shall take place within five business days after the execution and delivery of this Agreement by the Investors, subject to fulfillment of the conditions of closing set forth below. At the Closing:

               (a) each Investor purchasing Purchased Securities at the Closing shall deliver to the Company or its designees by wire transfer or such other method of payment as the Company shall approve, an amount equal to the purchase price of the portion of the Purchased Securities, as set forth opposite its name on the signature pages hereof; and

               (b) the Company shall issue and deliver to each Investor purchasing Purchased Securities at the Closing (i) a Common Stock certificate or certificates for its portion of the Purchased Shares and (ii) Warrants for the portion of the Purchased Warrants to be issued by the Company and purchased by such Investor, as set forth opposite such Investor's name on the signature pages hereof.

                    1.3. Conditions of Closing.  The obligations of the
                         ---------------------
Investors to complete the purchase of the Purchased Securities is subject to fulfillment of the following conditions:

                    (a) the Company and the Investors shall execute and deliver a Registration Rights Agreement in the form attached as Exhibit 2 with
                                                             ---------
     respect to the Purchased Shares and Underlying Shares (as hereafter defined);

                    (b) the Company shall deliver to the Investors an Opinion of Counsel, reasonably satisfactory to counsel for the Investors, with respect to the matters set forth on Exhibit 3; and
                                         ---------

                    (c) the Company shall have (i) entered into new credit facilities on substantially the terms set forth in the forms dated December 8, 2000 of a Credit and Security Agreement by and between RF Monolithics, Inc. and Wells Fargo Business Credit, Inc. and a Credit and Security Agreement by and between RF Monolithics, Inc. and Wells Fargo Bank Minnesota, N.A. (the "Wells Fargo Facilities") to replace the existing credit facility and (ii) shall have repaid all amounts due under the existing credit facility with the proceeds of the new credit facilities;

                    (d) the Company shall have received a commitment, satisfactory to counsel for the Investors, to issue, immediately after the closing, a "clean" opinion for the audit of its year end financial statements for the periods ending August 31, 2000 and as of such date without substantial adjustments for such periods from the results set forth in the Financial Statements (as defined below);

                    (e) the representation and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have performed in all material respects all covenants and other obligations required to be performed by it under this Agreement at or prior to the closing Date, and the Investors shall have received a certificate signed on behalf of the Company by the President and Secretary of the Company, in such capacities, to such effect;

                    (f) the Company shall pay the Investors' expenses to the extent set forth in Section 6.9 hereof; and

                    (g) the Company shall have entered in a Second Amendment (the "Second Amendment") to its Rights Agreement dated as of December 20, 1994 so that the transactions contemplated hereby will not result in the Investors becoming "Acquiring Persons" as defined therein.

          All certificates shall have all necessary stock transfer tax stamps (purchased at the expense of the Company) affixed.

          The parties agree that for purposes of allocating the price paid for the Purchased Securities, the Purchased Warrants have a nominal value.

               1.4. Termination. This Agreement may be terminated by the
                    -----------
majority in interest of the Investors by notice to the Company in the event that the Volume Weighted Average Trading Price for the Company Common Stock as reported by Nasdaq for three (3) trading day period is less than $3.50 per share. The "Volume Weighted Average Trading Price" means, during the period prior to the Closing Date, the quotient of (i) the sum of the product of (A) the number of shares sold at a particular price per share during such period and (B) such per share trading price over (ii) the total number of shares sold during such period. Upon termination, this Agreement will become void and have no effect, without any liability or obligation on the part of the Investors or their respective officers, directors or representatives, except with respect to
Section 3.2 and 6.9, which shall survive such termination; provided that, notwithstanding termination, the Company shall fulfill its obligations under
Section 6, provided that, the legal fees and expenses of payable to Hahn & Hessen shall be limited to $22,500.

         2.    Representations and Warranties of the Company. The Company hereby
               ---------------------------------------------
represents and warrants to each of the Investors as follows:

               2.1. Corporate Organization; Authority; Due Authorization.
                    ----------------------------------------------------

                    (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is now conducted and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a material adverse effect on the operations, prospects, assets, liabilities, financial condition or business of the Company (a "Company
                                                                -------
Material Adverse Effect").
-----------------------

                    (b) The Company (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby to which it is a party, including without limitation the Warrants and Registration Rights Agreement, (collectively, the "Other Agreements") and to incur the obligations herein and therein and (ii) has
 ----------------
been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions").
                                                   -------------------------
Each of this Agreement and the Other Agreements is a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

               2.2. Capitalization. As of December 5, 2000, the authorized
                    --------------
capital of the Company consisted of (i) 20,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), of which 6,196,876 shares of Common Stock are
                ------------
outstanding and (ii) 5,000,000 shares of Preferred Stock authorized of which none are outstanding. All outstanding shares were issued in compliance with all applicable Federal and state securities laws, and the issuance of such shares was duly authorized. Except as contemplated by this Agreement, as issued or issuable under the Company's stock option and purchase plans (as described in the Company Disclosure Letter defined below) or as set forth in the disclosure letter delivered to the Investors prior to the execution of this Agreement (the "Company Disclosure Letter", which letter is incorporated in this Agreement),
 -------------------------
there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose), (ii) no preemptive rights contained in the Restated Certificate of Incorporation or By-Laws of the Company or contracts to which the Company is a party or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company, including without limitation the Purchased Securities and the shares of Common Stock which the Purchased Warrants are exercisable to purchase (the "Underlying Shares"), and (iii) no
                                           -----------------
commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights. To the best of the Company's knowledge, except as set forth in the Company Disclosure Letter, none of the shares of Common Stock are subject to any shareholders' agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company currently does not plan within the next six months to increase in the number of shares reserved under the Company's 1997 Equity Incentive Plan (the "Plan") or any other
                                                     ----
employee incentive plan by an aggregate of more than 500,000 shares of Common Stock.

               2.3.  Validity of Purchased Shares. The issuance of the Purchased
                     ----------------------------
Shares has been duly authorized, and when issued, sold and delivered in accordance with the terms and for the consideration expressed herein, the Purchased Shares shall be validly issued, fully paid and non-assessable.

               2.4.  Common Stock Issuable upon Exercise of Purchased Warrants.
                     ---------------------------------------------------------
The issuance of the Underlying Shares upon exercise of the Purchased Warrants has been duly authorized, and the Underlying Shares have been, and at all times prior to such exercise will have been, duly reserved for issuance upon such exercise and, when so issued, will be validly issued, fully paid and non-assessable.

               2.5.  Private Offering. Neither the Company nor anyone acting on
                     ----------------
its behalf has within the last 12 months issued, sold or offered any security of the Company (including, without limitation, any Purchased Securities) to any Person (as hereinafter defined) under circumstances that would cause the issuance and sale of the Purchased Securities, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company agrees that neither the Company nor
              --------------
anyone acting on its behalf will offer the Purchased Securities or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Purchased Securities subject to the registration requirements of Section 5 of the Securities Act.

               2.6.  Brokers and Finders. The Company has not retained any
                     -------------------
investment banker, broker or finder in connection with the Contemplated Transactions.

               2.7.  No Conflict; Required Filings and Consents.
                     ------------------------------------------

                     (a) The execution, delivery and performance of this Agreement and the Other Agreements by the Company do not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with or violate the Restated Certificate of Incorporation or By-Laws of the Company,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected or (iv), taking into account the current ownership by certain affiliates of certain Investors of an aggregate of 304,600 shares of Common Stock of the Company, as previously disclosed to the Company, cause any or all of the Investors to be deemed an Acquiring Person within the meaning of the Company's Rights Agreement with First National Bank of Boston, dated December 20, 1994, or in any way trigger the distribution of Rights thereunder or other such event thereunder which may be deemed adverse to the interest of the Investors; except, in the case of clauses, (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement or any of the Other Agreements in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (b) The execution and delivery of this Agreement and the Other Agreements by the Company do not, and the performance of this Agreement and the Other Agreements and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as hereinafter defined) except for the filing of a Form D with the Securities and Exchange Commission and applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any state securities or
                                       ------------
"blue sky" laws ("Blue Sky Laws").  For purposes of this Agreement,
                  -------------
"Governmental Body" shall mean any: (a) nation, state, commonwealth, province,
------------------
territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

               2.8. Compliance.  Except as set forth in the Company Disclosure
                    ----------
Letter, the Company is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected ("Legal
                                                                        -----
Requirement"), or (ii) any note, bond, mortgage, indenture, contract, agreement,
-----------
lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

               2.9. SEC Documents; Financial Statements.
                    -----------------------------------

                    (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since August 31, 1999, including without limitation the Quarterly Report
 ---
on Form 10-Q for the period ended May 31, 2000 (collectively, the "Company
                                                                   -------
Reports"). As of their respective dates, the Company Reports filed prior to the
-------
date hereof (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement.

                    (b) The Company's Fourth Quarter and Fiscal 2000 Results, released to the public on October 18, 2000, include condensed balance sheets as of August 31, 1999 and 2000 and condensed statements of income for the three month and 12 month periods then ended (collectively, the "Financial Statements")
                                                          --------------------

                    (c) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) and the Financial Statements fairly presents in all material respects the consolidated financial position of the Company as of the date of such, and each of the consolidated statements of income, retained earnings and cash flows of Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) and the Financial Statements fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

               2.10.  Litigation. Except as set forth in the Company Reports,
                      ----------
there are no claims, actions, suits, investigations, inquiries or proceedings (each, an "Action") pending against the Company or, to the knowledge of the
           ------
Company, threatened against the Company, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

               2.11.  Absence of Certain Changes.  Except as specifically
                      --------------------------
contemplated by this Agreement or set forth in the Company Disclosure Letter or the Financial Statements, since August 31, 2000, there has not been (i) any event, occurrence, fact, condition, change, development or effect ("Event") that
                                                                    -----
would reasonably be expected to have a Company Material Adverse Effect; (ii) any return of any capital or other distribution of assets to stockholders of Company (except to Company); (iii) any acquisition (by merger, consolidation, acquisition of stock and/or assets or otherwise) of any Person; or (iv) any transactions, other than in the ordinary course of business, consistent with past practices and reasonable business operations ("Ordinary Course of
                                                    ------------------
Business"), with any of its officers, directors, principal shareholders or
--------
employees or any Person affiliated with any of such persons.

               2.12.  Proprietary Assets.
                      ------------------

                      (a)  For purposes of this Agreement, "Proprietary Assets"
                                                            ------------------
shall mean every: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (ii) all rights to use or exploit any of the foregoing.

                      (b) The Company Disclosure Letter sets forth, with respect to each Proprietary Asset of the Company registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by the Company, and identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in the Company Disclosure Letter, the Company has good, valid and marketable title to each of the Proprietary Assets identified in the Company Disclosure Letter as owned by it, free and clear of all liens and other encumbrances; has a valid right to use all Proprietary Assets of third parties identified in the Company Disclosure Letter; and is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in the Company Disclosure Letter, the Company has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

                    (c) The Company has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company. Except as set forth in the Company Disclosure Letter, the Company has not (other than pursuant to license agreements identified in the Company Disclosure Letter) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company, or (iii) any patent applications (except as required by law).

                    (d) To the knowledge of the Company, (i) none of the Proprietary Assets of the Company infringes or conflicts with any Proprietary Asset owned or used by any other Person; (ii) the Company is not infringing, misappropriating or making any unlawful use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset of the Company.

                    (e) Except as set forth in the Company Disclosure Letter, there has not been any claim by any customer or other Person alleging that any Proprietary Asset of the Company (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company.

                    (f) The Proprietary Assets of the Company constitute all the Proprietary Assets necessary to enable the Company to conduct their respective businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the Company Disclosure Letter (i) the Company has not licensed any of its Proprietary Assets to any Person on an exclusive, semi-exclusive or royalty-free basis, and (ii) the Company has not entered into any covenant not to compete or contract limiting such entity's ability to exploit fully any of such entity's Proprietary Assets or to transact business in any market or geographical area or with any Person.

                    (g)  As used in this Agreement, "Person" means any
                                                     ------
individual, sole proprietorship, partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity, any university or similar institution, or any government or any agency or instrumentality or political subdivision thereof.

                    (h) The Company has not at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

               2.13.  No Adverse Actions. Except as set forth in the Company
                      ------------------
Disclosure Letter, there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of Company, with any supplier, customer or other Person except such as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

               2.14.  Registration Rights. Except as set forth in the
                      -------------------
Registration Rights Agreement or in the Wells Fargo Registration Agreement (as defined in the Registration Agreement), the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws.

               2.15.  Corporate Documents. The Company's Amended and Restated
                      -------------------
Certificate of Incorporation and Bylaws, each as amended to date, which have been requested and previously provided to the Investors are true, correct and complete and contain all amendments thereto.

               2.16.  Disclosure.  No representation or warranty of the Company
                      ----------
herein and no information contained or referenced in the Company Reports, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.   Representations and Warranties of the Investors. Each Investor
               -----------------------------------------------
represents and warrants to the Company as follows:

               3.1.   Authorization. Such Investor (i) has full power and
                      -------------
authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party and to incur the obligations herein and therein and (ii) if applicable has been authorized by all necessary corporate or equivalent action to execute, deliver and perform this Agreement and the Other Agreements and to consummate the Contemplated Transactions. Each of this Agreement and the Other Agreements is a valid and binding obligation of such Investor enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

               3.2.   Brokers and Finders. Such Investor has not retained any
                      -------------------
investment banker, broker or finder in connection with the Contemplated Transactions.

          4.   Securities Laws.
               ---------------

               4.1.  Securities Laws Representations and Covenants of Investors.
                     ----------------------------------------------------------

                     (a) This Agreement is made with each Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Purchased Securities to be received by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that such Investors would constitute an "underwriter" under the Securities Act.

                     (b) Each Investor understands and acknowledges that the offering of the Purchased Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under any Blue Sky Laws on the grounds that the offering and sale of the Purchased Securities are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws.

                     (c) Each Investor covenants that, unless the Purchased Shares, the Purchased Warrants, the Underlying Shares or any other shares of capital stock of the Company received in respect of the foregoing have been registered pursuant to the Registration Rights Agreement being entered into among the Company and the Investors, such Investor will not dispose of such securities unless and until such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken; provided, however, that an Investor may dispose of such securities without
--------  -------
providing the opinion referred to above if the Company has been provided with adequate assurance that such disposition has been made in compliance with Rule 144 under the Securities Act (or any similar or analogous rule).

                     (d) In connection with the investment representations made herein, each Investor represents that (i) such Investor is able to fend for itself in the Contemplated Transactions; (ii) such Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Investor's prospective investment in the Purchased Securities; (iii) such Investor has the ability to bear the economic risks of such Investor's prospective investment and can afford the complete loss of such investment; (iv) such Investor has been furnished with and has had access to such information as is in the Company Disclosure Letter together with the opportunity to obtain such additional information as it requested to verify the accuracy of the information supplied; and (v) such Investor has had access to officers of the Company and an opportunity to ask questions of and receive answers from such officers and has had all questions that have been asked by such Investor satisfactorily answered by the Company.

                     (e) Each Investor further represents by execution of this Agreement that such Investor qualifies as an "accredited investor" as such term is defined under Rule 501 promulgated under the Securities Act. Any Investor that is a corporation, a partnership, a limited liability company, a trust or other business entity further represents by execution of this Agreement that it has not been organized for the purpose of purchasing the Purchased Securities.

                    (f) By acceptance hereof, each Investor agrees that the Purchased Shares, the Purchased Warrants, the Underlying Shares and any shares of capital stock of the Company received in respect of the foregoing held by it may not be sold by such Investor without registration under the Securities Act or an exemption therefrom, and therefore such Investor may be required to hold such securities for an indeterminate period.

            4.2.    Legends. All certificates for the Purchased Shares,
                    -------
Purchased Warrants and the Underlying Shares, and each certificate representing any shares of capital stock of the Company received in respect of the foregoing, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise and each certificate for any such securities issued to subsequent transferees of any such certificate (unless otherwise permitted herein) shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE [SECURITIES REPRESENTED BY THIS WARRANT] HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES [WARRANTS] MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."


         5.    Additional Covenants of the Company.
               -----------------------------------

               5.1.   Reports, Information, Shares.
                      ----------------------------

                      (a) The Company shall cooperate with each Investor in supplying such information as may be reasonably requested by such Investor to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of any of the Purchased Shares, the Purchased Warrants, the Underlying Shares and shares of capital stock of the Company received in respect of the foregoing.

                      (b) For so long as an Investor (or the successor or assign of such Investor) holds either Purchased Securities or Underlying Shares, the Company shall deliver to such Investor (or the successor or assign of such Investor), contemporaneously with delivery to other holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

                      (c) The Company shall keep reserved for issuance a sufficient number of authorized but unissued shares of Common Stock (or other securities for which the Purchased Warrants are then exercisable) so that the Purchased Warrants may be exercised to purchase Common Stock (or such other securities) at any time.

               5.2.   Expenses; Indemnification.
                      -------------------------

                      (a) The Company agrees to pay on the Closing Date and save the Investors harmless against liability for the payment of any stamp or similar taxes (including interest and penalties, if any) that may be determined to be payable in respect of the execution and delivery of this Agreement, the issue and sale of any Purchased Securities and the Underlying Shares, the expense of preparing and issuing the Purchased Securities and the Underlying Shares, the cost of delivering the Purchased Securities and the Underlying Shares of each Investor to such Investor's address, insured in accordance with customary practice, and the costs and expenses incurred in the preparation of all certificates and letters on behalf of the Company and of the Company's performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with. Each Investor shall be responsible for its out-of-pocket expenses arising in connection with the Contemplated Transactions, except that, at the Closing, the Company shall pay fees and disbursements of counsel to the Investors as set forth in Section 6.9.

                      (b) The Company hereby agrees and acknowledges that the Investors have been induced to enter into this Agreement and to purchase the Purchased Securities hereunder, in part, based upon the representations, warranties and covenants of the Company contained herein. The Company hereby agrees to pay, indemnify and hold harmless the Investors and any director, officer or employee of any Investor against all claims, losses and damages resulting from any and all legal or administrative proceedings, including without limitation, reasonable attorneys' fees and expenses incurred in connection therewith (collectively, "Loss"), resulting from a breach by the
                                     ----
Company of any representation or warranty of the Company contained herein or the failure of the Company to perform any covenant made herein.

                      (c) As soon as reasonably practicable after receipt by an Investor of notice of any Loss in respect of which the Company may be liable under this Section 5.2, the Investor shall give notice thereof to the Company. Each Investor may, at its option, claim indemnity under this Section 5.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as counsel for such Investor shall in good faith determine that such claim is not frivolous and that such Investor may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the Company. Each Investor shall permit the Company, at the Company's option and expense, to assume the defense of any such claim by counsel mutually and reasonably satisfactory to the Company and the Investors who are subject to such claim, and to settle or otherwise dispose of the same; provided,
                                                                       --------
however, that each Investor may at all times participate in such defense at such
-------
Investor's expense; and provided, further, that the Company shall not, in
                        --------  -------
defense of any such claim, except with the prior written consent of each Investor subject to such claim, (i) consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to each Investor and its affiliates of a release of all liabilities in respect of such claims, or (ii) consent to any settlement of such claim. If the Company does not promptly assume the defense of such claim irrespective of whether such inability is due to the inability of the afore-described Investors and the Company to mutually agree as to the choice of counsel, or if any such counsel is unable to represent one or more of the Investors due to a conflict or potential conflict of interest, then an Investor may assume such defense and be entitled to indemnification and prompt reimbursement from the

Company for such Investor's costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys' fees and expenses. Such fees and expenses shall be reimbursed to the Investors as soon as practicable after submission of invoices to the Company.

               5.3.   Conduct of Business of the Company. From the date of the
                      ----------------------------------
execution of this Agreement until the Closing Date, the Company, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Investors, will, and will cause its subsidiary to, carry on their respective businesses only in the Ordinary Course of Business, use their respective reasonable best efforts to preserve intact their business organizations and assets, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them. Without limiting the generality of the foregoing, from the date of the execution of this Agreement until the Closing Date, the Company shall not, and shall not permit its subsidiary to:

                      (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for increases or bonuses in the Ordinary Course of Business to employees who are not directors or officers and except pursuant to existing arrangements previously disclosed to or approved in writing by the Investors; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company or its subsidiary in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any plan or other arrangement, except as may be required to comply with applicable law (except the execution and delivery of the Second Amendment); (iv) pay any benefit not provided for under any plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any plan or other arrangement or agreement or awards made thereunder), except for grants in the Ordinary Course of Business or the issuance of 30,000 warrants pursuant to the Wells Fargo Facilities;

                      (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

                      (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any such securities or obligations, or any other securities thereof, other than redemption and purchases from departing employees in the Ordinary Course of Business; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                      (d) except upon the exercise of Company stock options in accordance with their terms, issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                      (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

                      (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, any of its assets, except for sales, dispositions or transfers in the Ordinary Course of Business or as contemplated by the Wells Fargo Facilities;

                      (g) adopt any amendments to its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents (except the execution and delivery of the Second Amendment);

                      (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statement or incurred in the Ordinary Course of Business, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party (except in connection with the repayment of obligations to be financed through the Wells Fargo Facilities);

                      (i) except in the Ordinary Course of Business, waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company is a party;

                      (j) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a governmental entity; or

                      (k) authorize, or commit or agree to do any of the foregoing.

         6.    Miscellaneous.
               -------------

               6.1.   Entire Agreement; Successors and Assigns. This Agreement
                      ----------------------------------------
and the Other Agreements constitute the entire contract between the parties relative to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement and the Other Agreements supersede any previous agreement among the parties with respect to the Purchased Securities. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               6.2.   Survival of Representations and Warranties.
                      ------------------------------------------
Notwithstanding any right of the Investors fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by any Investor pursuant to such right of investigation, each Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations and warranties of the Company shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for two years after the Closing with respect to claims which may arise thereunder or relate thereto shall have run and the provisions of this Section
6.2 shall constitute a waiver by the Company of any such applicable statute of limitations. The covenants of the Company set forth in Section 5 shall remain in effect as set forth therein.

               6.3.   Governing Law; Jurisdiction. This Agreement shall be
                      ---------------------------
governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 6.6. Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

               6.4.   Counterparts. This Agreement may be executed in two or
                      ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.5.   Headings. The headings of the sections of this Agreement
                      --------
are for convenience and shall not by themselves determine the interpretation of this Agreement.

               6.6.   Notices. Any notice required or permitted hereunder shall
                      -------
be given in writing and shall be deemed effectively given upon personal delivery, (ii) delivery by fax (with answer back confirmed) or (iii) delivery by electronic mail (with reception confirmed), addressed to a party at its address or sent to the fax number or e-mail address shown below or at such other address, fax number or e-mail address as such party may designate by three days advance notice to the other party.

Any notice to the Investors shall be sent to the addresses set forth on the signature pages hereof, with a copy to:

          Hahn & Hessen LLP
          350 Fifth Avenue
          New York, New York 10118-0075
          Attention: James Kardon, Esq.
          Fax Number: (212) 224-2078
          e-mail: jkardon@hahnhessen.com

Any notice to the Company shall be sent to:

          RF Monolithics, Inc.
          4441 Sigma Road
          Dallas, TX 75244
          Attention: President
          Fax Number: (972) 387-8148
          Email: dkirk@rfm.com and farley@rfm.com

               with a copy to:

          Worsham Forsythe Wooldridge LLP
          Energy Plaza, 30th Floor
          1601 Bryan
          Dallas, Texas 75201-3402
          Attention: Stephen C. Morton
          Fax Number: 214-880-0011
          Email: smorton@worsham.net

               6.7.   Rights of Transferees. Any and all rights and obligations
                      ---------------------
of each of the Investors herein incident to the ownership of Purchased Securities or the Underlying Shares shall pass successively to all subsequent transferees of such securities until extinguished pursuant to the terms hereof.

               6.8.   Severability. Whenever possible, each provision of this
                      ------------
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

               6.9.   Expenses. Irrespective of whether the Closing is effected,
                      --------
the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Each Investor shall be responsible for all costs incurred by such Investor in connection with the negotiation, execution, delivery and performance of this Agreement including, but not limited to, legal fees and expenses, except that, at the Closing, the Company shall pay legal fees and expenses of $45, 000 to Hahn & Hessen LLP, as counsel to the Investors.

               6.10.  Amendments and Waivers. Unless a particular provision or
                      ----------------------
section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the then outstanding Purchased Shares. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.



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                                      -17-